                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 30, 1998 except for Note 11, as to which the date is June 5, 1998, with respect to the consolidated financial statements of American Commercial Lines, Inc. included in Amendment No. 2 to the Registration Statement (Form S-4), and related Prospectus of American Commercial Lines LLC for the registration of $300 million Series B 10-1/4% Senior Notes due 2008.


                                                   /s/ Ernst & Young LLP

Louisville, Kentucky
October 29, 1998